EXHIBIT 99.5

June 30, 2005

Board of Directors

Entegris, Inc.

3500 Lyman Boulevard

Chaska, Minnesota 55318

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Entegris Inc./ Eagle DE, Inc. (File No. 333- 124719)

Gentlemen:

Reference is made to our opinion letter, dated March 21, 2005, with respect to the fairness from a financial point of view to Entegris, Inc. (the “Company”) of the exchange ratio of 1.39 shares of common stock, par value $0.01 per share, of Eagle DE, Inc., a wholly owned subsidiary of the Company (“Eagle Delaware”), to be issued in exchange for each share of common stock, par value $0.01 per share, of Mykrolis Corporation (“Mykrolis”) pursuant to the Agreement and Plan of Merger, dated as of March 21, 2005, by and among the Company, Eagle Delaware and Mykrolis.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary - Opinion of Entegris’ Financial Advisor,” “The Merger - Background of the Merger,” “The Merger - Recommendation of Entegris’ Board of Directors; Entegris’ Reasons for the Merger” and “The Merger - Opinion of Entegris’ Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)